 As filed with the Securities and Exchange Commission on May 18, 2017
                                                                                                                                                                     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

CESCA THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3018487
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2711 Citrus Road Rancho Cordova, California	95742
(Address of Principal Executive Offices)	(Zip Code)

CESCA THERAPEUTICS INC. 2016 EQUITY INCENTIVE PLAN (AS AMENDED)
(Full title of the plan)

Vivian Liu Chief Operating Officer 2711 Citrus Road Rancho Cordova, California (916) 858-5100 (Name, address and telephone number, including area code, of agent for service)	With a copy to: Curt P. Creely, Esquire Foley & Lardner LLP 100 North Tampa Street, Suite 2700 Tampa, Florida 33602 Phone: (813) 229-2300 Fax: (813) 221-4210

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	600,000 shares	$3.14	$1,884,000	$218.36

(1)

Represents 600,000 shares of common stock of the Company, $0.001 par value, reserved for issuance under the Cesca Therapeutics Inc. 2016 Equity Incentive Plan (as amended) (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover such indeterminate number of additional shares as may be issued under the Plan as a result of the anti-dilution provisions contained therein.

(2)

Estimated solely for the purposes of calculating the registration fee under Rules 457(c) and 457(h) under the Securities Act, and based on the average of the high and low sales prices of a share of common stock of the Company, as reported on the Nasdaq Capital Market on May 16, 2017, which is within five business days prior to the filing date of this registration statement.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the Cesca Therapeutics Inc. 2016 Equity Incentive Plan (as amended) (the “Plan”), as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (“Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Cesca Therapeutics Inc. (the “Company” or the “Registrant”) with the Commission pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein:

1.

The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, filed with the Commission on September 21, 2016, as amended by the Company’s Form 10-K/A (Amendment No. 1) filed with the Commission on October 28, 2016;

2.

The Company’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2016, December 31, 2016, and March 31, 2017, filed with the Commission on November 17, 2016, February 13, 2017, and May 12, 2017, respectively;

3.

The Company’s Current Reports on Form 8-K filed on July 12, 2016, August 1, 2016, August 4, 2016, August 25, 2016, September 21, 2016, September 26, 2016, November 9, 2016 (as amended by the Form 8-K/A filed on November 17, 2016), November 17, 2016, November 22, 2016, December 20, 2016, January 17, 2017, February 13, 2017, February 17, 2017, March 2, 2017, March 10, 2017, May 11, 2017, and May 18, 2017;

4.	Any other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 2016; and

5.

The description of the Company’s common stock in Item 1 of the Registration Statement on Form 8-A for registration of the Company’s common stock pursuant to Section 12(g) of the Exchange Act, as updated by the description included in the Company’s Current Report on Form 8-K filed on May 18, 2017, including any other amendment or report filed for the purpose of updating such description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated herein by reference.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of filing of this registration statement and prior to such time as the Company files a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

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Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “Delaware Law”) enables a corporation, in its original certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Sixth Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), contains such a provision.

In addition, Section 145 of the Delaware Law provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to criminal proceedings, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against expenses (including attorneys’ fees) that he or she actually and reasonably incurred. The Company’s Certificate of Incorporation and Restated Bylaws provide for indemnification of directors and officers to the fullest extent permitted by the Delaware Law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.	Undertakings.

(a)            The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cordova, State of California, on May 18, 2017.

Cesca Therapeutics Inc.

By:	/s/ Xiaochun (Chris) Xu
Xiaochun (Chris) Xu
Chairman of the Board of Directors and
Interim Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Xiaochun (Chris) Xu and Vivian Liu and each of them, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments to this registration statement, including post-effective amendments, and registration statements filed pursuant to Rules 413 or 462 under the Securities Act, and to file or cause to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys or attorneys-in-fact or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on May 18, 2017 in the capacities indicated.

Signature	Title

/s/ Xiaochun (Chris) Xu	Chairman of the Board of Directors and
Xiaochun (Chris) Xu	Interim Chief Executive Officer (Principal Executive Officer)

/s/ Jeff Cauble	Principal Financial and Accounting Officer
Jeff Cauble	(Principal Financial Officer and Principal Accounting Officer)

/s/ Vivian Liu	Chief Operating Officer and Director
Vivian Liu

/s/ Russell Medford	Director
Russell Medford

/s/ Mahendra S. Rao	Director
Mahendra S. Rao

/s/ Joseph Thomis	Director
Joseph Thomis

/s/ Mark Westgate	Director
Mark Westgate

/s/ James Xu	Director
James Xu

S-1

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.1	Sixth Amended and Restated Certificate of Incorporation, as amended.

3.2	Restated Bylaws of Cesca Therapeutics Inc.(1)

5.1	Opinion of Foley & Lardner LLP.

10.1	Cesca Therapeutics Inc. 2016 Equity Incentive Plan, as amended.

23.1	Consent of Marcum LLP.

23.2	Consent of Foley & Lardner LLP.(2)

24.1	Powers of Attorney.(3)

Footnotes to Exhibit Index

(1) Incorporated by reference to Exhibit 3.2.2 to Form 8-K filed on October 30, 2014.

(2) Contained in Exhibit 5.1.

(3) Included on the signature page to this registration statement.

E-1